Exhibit 5.1

Slaughter and May Letterhead

Confidential	1 October 2009

The Directors
CSR plc Churchill House Cambridge Business Park Cowley Road Cambridge CB4 0WZ

Dear Sirs

Registration Statement on Form S-8 of CSR plc (the “Company”) dated 1 October 2009

(the “Registration Statement”)

We have acted as legal advisers to the Company as to the laws of England and Wales in connection with the proposed registration under the United States Securities Act of 1933, as amended, of up to 700,000 ordinary shares of 0.1 pence each (the “Shares”) in the Company issuable in respect of the CSR plc Employee Share Purchase Plan (the “Plan”) and have taken instructions solely from the Company.

For the purposes of this letter, we have examined copies of the following documents:

1.	the Registration Statement;
2.	the Plan;
3.	entries shown on the CH Direct print outs obtained by us from the Companies House database on 1 October 2009 of the file of the Company maintained at Companies House (the “Company Search”); and
4.	a certificate of the Company Secretary of the Company dated 1 October 2009 (the “Certificate”).

This letter sets out our opinion on certain matters of the laws of England and Wales as at today’s date. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

For the purposes of this letter, we have assumed:

(A)	the accuracy and completeness of the statements made in the Certificate; and

(B)	the information disclosed by the Company Search was complete, accurate and up to date as at the date of the Company Search and has not since then been altered or added to.

Based on and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that, the Shares to be issued by the Company pursuant to and in accordance with the terms of the Plan, when so issued, will be validly issued, credited as fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason of their being such holders.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to references to this opinion and to Slaughter and May, in the context and form in which they appear therein. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended.

Yours faithfully

Slaughter and May